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PRESS RELEASE - FOR RELEASE:

IMMEDIATELY

CONTACT:

Sandra J. Miller
Marketing Director
Sun Bancorp, Inc.  (NASDAQ: SUBI)
570-372-2123


              ROBERT J. MCCORMACK APPOINTED CHIEF EXECUTIVE OFFICER
                        OF SUN BANCORP, INC. AND SUNBANK

SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) The Boards of Directors of Sun Bancorp, Inc. and its banking subsidiary, SunBank, announced today that Robert
J. McCormack has been appointed Chief Executive Officer of Sun Bancorp, Inc. and SunBank. Mr. McCormack will also continue in his role as president and board member with both the bank and the holding company.

Mr. McCormack joined Sun in 1998 as senior vice president and senior lending officer, and most recently served as president and chief operating officer. He has 18 years of financial services experience with extensive expertise in commercial lending, credit policy and sales management, and served in senior roles with CoreStates and First Union prior to joining Sun.

A graduate of Alvernia College, Mr. McCormack holds a B.S. in Accounting. He is actively involved in the local United Way, local Chambers of Commerce, and in various economic development organizations. Mr. McCormack and his family reside in Lewisburg.

Sun Bancorp, with $800 million in assets, recently unified its four bank trade names--Snyder County Trust Company, Central Pennsylvania Bank, Watsontown Bank, and Bucktail Bank--under the SunBank name. The company has 18 offices and 34 ATMs in Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. Sun Bancorp recently announced plans to acquire Guaranty Bank, N.A., a $120 million bank headquartered in Wilkes-Barre. In addition, the company is purchasing the Lock Haven and Mill Hall offices of Mellon Bank. Following these acquisitions, Sun will have 26 offices in eight Pennsylvania counties. Sun Bancorp also operates Sun Asset Management, Sun Mortgage, Sun Leasing, and Sun Dealer Center, and is 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit the Bank's website at www.sunbankpa.com.